Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Electronic Arts Inc.:

We consent to the use of our reports dated May 25, 2012, with respect to the consolidated balance sheets of Electronic Arts Inc. and subsidiaries as of March 31, 2012 and April 2, 2011, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended March 31, 2012, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of March 31, 2012, incorporated herein by reference.

/s/ KPMG LLP

Santa Clara, California

August 3, 2012